Exhibit 99.3
CONSENT TO BE NAMED
     The undersigned, Dennis M. Weinberg, hereby consents to being named as a person who will become a director of Dole Food Company, Inc., a Delaware corporation (the “Company”), in the Registration Statement on Form S-l (Registration No. 333-161345), including any and all amendments and post-effective amendments thereto and any amendments filed under Rule 462(b) increasing the number of shares for which registration is sought (collectively, the “Registration Statement”), of the Company relating to the proposed initial public offering of common stock of the Company. This consent may be filed as an exhibit to the Registration Statement.
Dated: October 3, 2009

/s/ Dennis M. Weinberg
Dennis M. Weinberg